EXHIBIT 1

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS SANDRIDGE ENERGY STOCKHOLDERS REPLACE A MAJORITY OF THE BOARD

- Highlights Underperformance, Management’s Piecemeal Approach To
Corporate Strategy and Significant Compensation Issues –

- Notes Failures of Stewardship on Current Board -

- TPG-Axon Requests Stockholders Return Their GREEN Consent Cards By February 28th to
Elect Its Full Slate of Nominees-

NEW YORK, NY  – TPG-Axon, beneficial owner of 6.7% of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (the “Company”), today announced that Institutional Shareholder Services ("ISS"), a leading independent proxy voting and corporate governance advisory firm, has recommended SandRidge stockholders vote the GREEN consent card in support of TPG-Axon’s proposals.

Specifically, ISS recommends SandRidge’s bylaws be amended to destagger the Board, that five incumbent directors be removed, and that independent director nominees Stephen C. Beasley, Edward W. Moneypenny, Dinakar Singh, Alan J. Weber and Dan A. Westbrook be elected to the Board. TPG-Axon recommends stockholders NOT VOTE the white consent card provided by SandRidge.

TPG-Axon recommends stockholders vote its full slate of independent directors including Mr. Beasley, Mr. Moneypenny, Mr. Singh, Mr. Weber, Mr. Westbrook, Fredric G. Reynolds and Peter H. Rothschild. TPG-Axon requests that stockholders return their signed and dated GREEN consent cards promptly, to ensure that their consent cards are received by SandRidge prior to March 15, 2013, the deadline for submitting consents.

In its recommendation, ISS noted the following:

▪	“The apparent failures of stewardship on this board are legion.”

▪
 “The company’s abrupt, piecemeal approach to corporate strategy and concomitant lack of capital discipline have increasingly limited the company’s financial flexibility, and engendered a deep distrust in the market.”

▪
“From a stutter-stepping business strategy and weak capital discipline which reduced financial flexibility so far that the sale of the company’s most valuable non-core asset cannot close its anticipated funding gap—to a compensation program which failed to tie pay to performance, making the CEO one of the highest paid in his industry even as shareholder value declined by nearly three-quarters over his tenure—to approving numerous related-party transactions which, under public scrutiny, begin to look more like front-running the company’s own lease acquisitions than adding value unavailable through a less conflicted means—there is little reason to believe the outside directors who are specially charged with looking out for the interests of unaffiliated shareholders are best equipped to effect the necessary change at SandRidge." (emphasis added)

▪
 “Given the fact pattern underlying the dissidents’ extensive case for change, and the evidence of appropriately extensive advance planning to mitigate risks of unintended consequences, shareholder support for a majority change of the SandRidge board is warranted.”

▪	“It is true, contrary to the company’s assertions, there is compelling senior oil & gas sector management experience among the dissident nominees.”

TPG-Axon noted that ISS recommended five out of seven current Directors be replaced immediately but also suggested that the remaining two Directors have short transition periods before being replaced as well.

▪
“Out of prudence, then, and for what we expect – based on the dissidents’ frank presentation to shareholders – will be a finite transition period, it may be the lesser of two unpalatable alternatives to leave the CEO on the board for now, and allow the reconstituted board to take further action once it has control of the company”.

▪	“For similar reasons, we also believe shareholders may want to retain for a transition period the newest outside director, Brewer.”

“Today’s recommendation from ISS is consistent with our view that changes must take place at SandRidge to unlock the Company’s true potential and maximize stockholder value,” said TPG-Axon. “Given the longstanding strategic and operational failures that have plagued SandRidge under the direction of Tom Ward and the current Board, resulting in tragically poor performance and the shockingly feeble corporate governance practices that have allowed Mr. Ward, and in some instances his immediate family, to benefit at the expense of stockholders, we believe it is critical that stockholders follow ISS’s recommendation and vote the GREEN consent card in favor of our proposals to facilitate meaningful change.”

TPG-Axon concluded, “Our strong slate of director nominees has the right combination of experience, expertise and skill that make them the right leadership team to restore order at SandRidge and provide the strategic insight required to maximize stockholder value – an area where the current Board has clearly failed.”

For information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.Shareholdersforsandridge.com.

About TPG-Axon Capital
TPG-Axon Capital is a leading global investment firm.  Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Contacts:

MacKenzie Partners, Inc.
Dan Burch or Larry Dennedy
(212) 929-5500

TPG-Axon:
Anton Nicholas
203-682-8245

Phil Denning
203-682-8246

Jason Chudoba
646-277-1249